EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synopsys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑84517 and 333-68011) on Form S-3 and (Nos. 333-238629, 333-231761, 333-225237, 333-221990, 333-217177, 333-215526, 333-213246, 333-206458, 333-196428, 333-195167, 333-189019, 333-185600, 333-181875, 333-179940, 333-174587, 333-169275, 333-166274, 333-157791, 333-151070, 333-151067, 333-134899, 333-125225, 333-125224, 333-116222, 333-108507, 333-106149, 333-103636, 333-103635, 333-103418, 333-100155, 333-99651, 333-97319, 333-97317, 333-75638, 333-77000, 333-71056, 333-63216, 333-56170, 333-45056, 333-38810, 333-32130, 333-90643, 333-84279, 333-77597, 333-77127, 333-68883, 333-60783, 333-50947, 333-45181, 333-42069, and 333-22663) on Form S-8 of Synopsys, Inc. of our report dated December 14, 2020, with respect to the consolidated balance sheets of Synopsys, Inc. and its subsidiaries as of October 31, 2020 and November 2, 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of October 31, 2020, which report appears in the October 31, 2020 annual report on Form 10‑K of Synopsys, Inc.

Our report refers to changes to the methods of accounting for leases, revenue, and sales commissions.

/s/ KPMG LLP
Santa Clara, California
December 14, 2020